Exhibit 4.5

RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT dated as of                              between SEALED AIR CORPORATION, a Delaware corporation (the “Corporation”), and                                      (the “Employee”).

The Employee is now in the employ of the Corporation or one of its Subsidiaries and has been selected by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Corporation as an employee who is in a position to make a significant contribution to the growth and success of the Corporation. Pursuant to the 2005 Contingent Stock Plan of Sealed Air Corporation, the Corporation desires to provide an incentive to the Employee which will permit him or her to share directly in the growth of the Corporation and to further identify his or her interests with those of the stockholders of the Corporation.

NOW, THEREFORE, the Corporation and the Employee mutually agree as follows:

Section 1. Grant of Restricted Stock Units

Subject to the terms, conditions and restrictions set forth elsewhere in this Agreement, the Corporation hereby grants to the Employee a grant of *    *  Restricted Stock Units. The Restricted Stock Units are granted under the 2005 Contingent Stock Plan of Sealed Air Corporation (as amended and in effect from time to time, the “Plan”), and the grant is subject to the provisions of the Plan, which is made a part of this Agreement, as well as to the provisions of this Agreement. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Agreement.

Section 2. Period of Restriction and Forfeiture of Restricted Stock Units

The Period of Restriction applicable to the Restricted Stock Units granted under this Agreement begins on the date of this Agreement and ends on the third anniversary of that date, except that the Period of Restriction shall end earlier upon the date of a Change in Control. During the Period of Restriction, the Restricted Stock Units granted under this Agreement shall be forfeited on the Date of Termination of the Employee with the Corporation or any of its

Subsidiaries other than as a result of the Employee’s death or Disability. No later than 90 days following the Date of Termination, the Committee may determine not to seek forfeiture of all or part of the Restricted Stock Units and to permit the Restricted Stock Units to vest immediately (in whole or in part) or to continue to vest during the remainder of the original Period of Restriction subject to satisfaction of conditions specified by the Committee. Until the end of the applicable Period of Restriction or the earlier occurrence of the Employee’s death or Disability, neither the Restricted Stock Units nor any interest in this Agreement or the shares of Common Stock to be issued upon vesting of the Restricted Stock Units shall be sold, transferred, pledged or encumbered.

Section 3. Effect of Forfeiture

The Employee shall have no further rights with respect to Restricted Stock Units that are forfeited from and after the date of forfeiture.

Section 4. Issuance of Shares of Common Stock Upon Vesting

At the end of the Period of Restriction or at the earlier occurrence of the Employee’s death or Disability, provided that the Restricted Stock Units have not been forfeited previously, the Corporation shall issue and deliver to the Employee (or to the Employee’s estate, in the event of the Employee’s death) either a certificate or certificates or a statement in book entry form representing one share of the Corporation’s Common Stock, par value $0.10 per share (“Common Stock”), for each Restricted Stock Unit.

Section 5. Ownership Rights

During the Period of Restriction, the Employee shall not be entitled to voting rights with respect to the Restricted Stock Units covered by this Agreement, nor to the right to receive cash dividends unless the Committee should provide in its sole discretion that such Restricted Stock Units shall receive dividend equivalents payable in cash if a record date for payment of cash dividends payable on outstanding shares of Common Stock occurs prior to the issuance of shares of Common Stock with respect to the Restricted Stock Units covered by this Agreement.

Section 6. Securities and Other Regulations

The Corporation shall not be required to deliver any shares of Common Stock upon vesting of any Restricted Stock Units or to take any other action until the requirements of any federal, state or foreign securities law, rules or regulations or other applicable laws or rules (including the rules of any securities exchange) as may be determined by the Corporation to be applicable are satisfied.

Section 7. Registration of Shares

The Corporation shall be under no obligation to register any shares of Common Stock issued or to be issued with respect to the Restricted Stock Units covered by this Agreement under the Securities Act of 1933.

Section 8. No Rights in Common Stock

Following vesting, the Employee shall not have any interest in or be entitled to any voting rights or dividends or other rights or privileges of stockholders of the Corporation with respect to any shares of Common Stock to be issued with respect to the Restricted Stock Units granted under this Agreement until such shares of Common Stock are actually issued to the Employee and then only from the date the Employee becomes the record owner thereof.

Section 9. Adjustments

In the event of changes in corporate capitalization, such as a stock dividend, split-up, combination of shares, or reclassification, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization, or any partial or complete liquidation of the Corporation after the date of this Agreement and before shares of Common Stock are issued with respect to the Restricted Stock Units covered by this Agreement, appropriate adjustments shall be made by the Committee as to the number and class of shares that may be issued under the Plan and in the number and class of and/or price of shares subject to outstanding grants made under the Plan, including the Restricted Stock Units covered by this Agreement, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Section 10. Action by Corporation

Neither the existence of this Agreement nor the grant of Restricted Stock Units under this Agreement shall impair the right of the Corporation or its stockholders to make or effect any of the adjustments, recapitalizations or other changes in the Common Stock referred to in Section 9, any change in the Corporation’s business, any issuance of debt obligations or stock by the Corporation or any grant of options with respect to stock of the Corporation.

Section 11. Corporation’s Right to Terminate Employment

Nothing contained in this Agreement shall confer upon the Employee a right to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the employment of the Employee at any time, whether with or without cause.

Section 12. Not a Contract of Employment; No Acquired Rights

Neither the Plan nor this Agreement shall be deemed to be a contract of employment between the Corporation or any of its Subsidiaries and the Employee. The grant of Restricted Stock Units and the right to acquire shares of Common Stock under the Plan upon vesting does not create any obligation on the part of the Corporation or the Employee’s employer to make additional grants in the future and shall not constitute an acquired labor right for purposes of any foreign law. The Employee recognizes the absolute right of his or her employer and of the Corporation to amend or cancel the Plan at any time subject to the terms of the Plan without thereby incurring any liability to the Employee.

Section 13. Effect on Compensation

The grant of Restricted Stock Units under this Agreement shall not be deemed to be a part of the Employee’s salary or compensation for purposes of determining the Employee’s payments or benefits under any benefit plan, severance program or severance pay law of the Corporation, any Subsidiary or any country. Neither the Plan nor the grant of Restricted Stock Units under the Agreement shall afford the Employee any additional right to severance payments or other termination awards or compensation under any foreign law as a result of the termination of the Employee’s employment for any reason whatsoever.

Section 14. Payment of Withholding Tax

If, in the opinion of counsel for the Corporation, any federal, state, local or foreign taxes or any other charges may now or later be required by law to be withheld by the Corporation or one of its Subsidiaries from the compensation of the Employee with respect to the Restricted Stock Units granted under this Agreement or the shares of Common Stock to be issued upon vesting of the Restricted Stock Units, the Employee agrees to pay to the Corporation or such Subsidiary, as the case may be, promptly after written demand from the Corporation or such Subsidiary an amount equal to such withholding tax or charge. The Corporation may cause all or any portion of any tax withholding obligation or other charges to be satisfied by the Corporation withholding from the shares of Common Stock to be issued a number of shares (rounded down to the nearest whole share) with an aggregate Fair Market Value on the date that such withholding obligation arises equal to the aggregate amount of such taxes and other charges. Regardless of any other provision of the Plan, the Corporation may refuse to issue or to deliver to the Employee certificates or a book entry statement representing shares of Common Stock covered by this Agreement until the Employee complies with any withholding obligation.

Section 15. No Guarantee of Tax Consequences

Neither the Corporation nor any Subsidiary makes any commitment or guarantee that any tax treatment will apply or be available under any federal, state, local or foreign tax law or regulation with respect to the Restricted Stock Units covered by this Agreement.

Section 16. Foreign Indemnity

The Employee agrees to indemnify the Corporation and each of its Subsidiaries for the Employee’s portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant of Restricted Stock Units under this Agreement, the end of the Period of Restriction, the issuance of Common Stock with respect to the Restricted Stock Units, or the sale or other disposition of such Common Stock.

Section 17. Injunctive Relief

In addition to any other rights or remedies available to the Corporation as a result of the breach of the Employee’s obligations hereunder, the Corporation shall be entitled to enforcement of such obligations by an injunction or a decree of specific performance from a court with appropriate jurisdiction and, in the event that the Corporation is successful in any suit or proceeding brought or instituted by the Corporation to enforce any of the provisions of this Agreement or on account of any damages sustained by the Corporation by reason of the violation by the Employee of any of the terms and conditions of this Agreement to be performed by the Employee, the Employee agrees to pay to the Corporation all costs and expenses including attorneys’ fees reasonably incurred by the Corporation.

Section 18. Interpretation

The Employee agrees that all questions of interpretation and administration of this Agreement shall be determined by the Committee in its sole discretion and such determination shall be final, binding and conclusive upon him or her. If the Committee is not acting, its functions may be performed by the Board of Directors of the Corporation, and each reference in this Agreement to the Committee shall, in that event, be deemed to refer to the Board of Directors.

Section 19. Severability

If any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included.

Section 20. Notices

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Corporation at Park 80 East, Saddle Brook, New Jersey 07663, attention of the Secretary of the Corporation, or to the Employee at the address set forth below or at such other address as either party may designate by notice to the other.

Section 21. Successors

The provisions of this Agreement shall be binding upon and inure to the benefit of all successors of the Employee, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees and any receiver, trustee in bankruptcy or representative of his or her creditors.

Section 22. Applicable Law

The Plan and this Agreement shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have entered into this Restricted Stock Unit Agreement as of the day and year first above written.

SEALED AIR CORPORATION

By

[Corporate Seal]

Attest:

Secretary

[L.S.]

Employee

Address of Employee:

Home Telephone No.